Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

EXCALIBER ENTERPRISES, LTD., EXCALIBER MERGER SUBSIDIARY, INC.

AND

VISTAGEN THERAPEUTICS, INC.

Dated as of May 11, 2011

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER ("Agreement") made this 11th day of May, 2011, is entered into by and among Excaliber Enterprises, Ltd., a Nevada corporation ("EXCALIBER"), Excaliber Merger Subsidiary, Inc., a California corporation and wholly owned subsidiary of EXCALIBER ("Merger Sub"), and VistaGen Therapeutics, Inc., a California corporation ("VISTAGEN"). EXCALIBER, Merger Sub and VISTAGEN are sometimes referred to herein individually as a "Party"" and collectively as the "Parties.""

R E C I T A L S

A. VISTAGEN intends to enter into a series of transactions whereby: (i) VISTAGEN completes a private placement financing of VISTAGEN Common Stock and warrants to purchase Common Stock with aggregate gross proceeds of not less than $3.0 million (including cancellation of certain indebtedness); and (ii) VISTAGEN enters into a "reverse merger" transaction with a wholly owned subsidiary of a public company whereby VISTAGEN shareholders exchange their capital stock of VISTAGEN for shares in the public company parent (collectively, the "Contemplated Transactions").

B. VISTAGEN intends to effect the reverse merger portion of the Contemplated Transactions through the statutory merger of Merger Sub with and into VISTAGEN in accordance with this Agreement and the CGCL (as defined below), upon the consummation of which Merger Sub will cease to exist as a separate entity and VISTAGEN will survive as a wholly owned subsidiary of EXCALIBER (the "Merger"). The Parties intend this transaction to be treated as reorganization under Section 386(a) of the Code (as defined below).

C. The respective Boards of Directors of each of the Parties have (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and in the best interests of their respective shareholders, and (ii) adopted this Agreement and the transactions contemplated hereby.

D. The Parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

E. After consummating the Merger contemplated by this Agreement, all shares of VISTAGEN capital stock owned by VISTAGEN shareholders will have converted into 6,834,884 shares of EXCALIBER Common Stock, Merger Sub will have ceased to exist, and EXCALIBER will remain an Exchange Act reporting company with VISTAGEN as its wholly owned subsidiary.

AGREEMENT

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficient of which are hereby acknowledged, the Parties agree as follows: 1. DEFINITIONS.

1.1 Certain Definitions. The following terms used herein, as used in this Agreement, shall have the following meanings:

       "Affiliate" of any specified Person means any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such specified Person.

       "CGCL" means the General Corporation Law of the State of California.

       "Code'' means the Internal Revenue Code of 1986, as amended.

       "Control," when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

       "Effective Time" means the date and time the Merger becomes effective as specified in the Agreement of Merger or as otherwise provided in accordance with the CGCL.

       "EXCALIBER Common Stock" means the Common Stock, par value $0.001 per share, of EXCALIBER.

       "EXCALIBER   Shareholders"    means,   collectively,   the   holders   of the
EXCALIBER Common Stock.

       "Exchange Act" means the Securities Exchange Act of 1934.

       "FINRA" means the Financial Industry Regulatory Authority, Inc.

       "GAAP" means generally accepted accounting principles as applied in the United States of America.

       "Governmental Entity" means any national, state, municipal, or other government or any court, administrative or regulatory agency or organization (including without limitation, any self-regulatory organization), or commission or other governmental authority or agency, domestic or foreign, including without limitation, FINRA and the NASDAQ Stock Market.

       "Liens" mean all mortgages, liens, pledges, security interests, charges, claims, restrictions and encumbrances of any nature whatsoever.

       "Material Adverse Effect" means, when used in respect to VISTAGEN or EXCALIBER, any change or effect that either individually or in the aggregate with all other such changes or effects is materially adverse to the business, assets, properties, condition (financial or otherwise) or results of operations of such Party and its Subsidiaries taken as a whole.

       "Merger Sub Common Stock" means the Common Stock of Merger Sub.

       "Person" means any individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated organization, government or any agency or political subdivision thereof or other entity.

       "Platinum Bridge Notes" means those certain senior convertible promissory bridge notes issued by VISTAGEN to Platinum Long Term Growth Fund VII, LLC ("Platinum") as amended prior to Closing, in the aggregate principal amount of $4.0 million, convertible into post-Merger units consisting of shares of EXCALIBER Common Stock and warrants to purchase shares of EXCALIBER Common Stock at a warrant price of $2.50 per share and convertible on the last to occur of (i) an aggregate sale of $5 million of new equity, post-Merger EXCALIBER securities and (ii) an effective registration statement as to the shares subject to the conversion.

       "Platinum Bridge Note Joinder Agreement" means the joinder agreement, signed by EXCALIBER, confirming that EXCALIBER shall be jointly and severally liable with VISTAGEN for the Platinum Bridge Notes.

       "SEC" means the United States Securities and Exchange Commission.

       "Securities Act" means the Securities Act of 1933.

       "Subsidiary" means a Person, an amount of whose voting securities, other voting ownership or voting partnership interests is held by another Person, which is sufficient to elect at least a majority of such Person's board of directors or other governing body (or, if there are no such voting interests, fifty percent (50%) or more of such Person's equity interests).

       "VISTAGEN Common Stock" means the Common Stock, no par value, of VISTAGEN.

       "VISTAGEN Convertible Notes" means the 2006/2007 Bridge Notes, the 2008/2010 Bridge Notes and the August 2010 Short-Term Notes.

       "VISTAGENShareholders" means, collectively, the holders of the VISTAGEN Common Stock.

2. THE MERGER.

2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the CGCL, Merger Sub shall be merged with and into VISTAGEN at the Effective Time. At the Effective Time, the separate existence of Merger Sub shall cease, and VISTAGEN shall continue as the surviving corporation following the Merger (the "Surviving Corporation"). The corporate existence of VISTAGEN, with all its purposes, rights, privileges, franchises, powers and objects, shall continue unaffected and unimpaired by the Merger and, as the Surviving Corporation, it shall be governed by the laws of the State of California. As a result of the Merger, the outstanding shares of capital stock of VISTAGEN and Merger Sub shall be converted or cancelled in the manner provided in this Section 2.

2.2 Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 8.1 and subject to the satisfaction or waiver (where applicable) of the conditions set forth in Section 7, the closing of the Merger (the "Closing") will take place at 10:00 a.m. Pacific Time on the first business day after satisfaction of the conditions set forth in Section 7 (or as soon as practicable thereafter following satisfaction or waiver of the conditions set forth in Section 7) (the "Closing Date"), at the Palo Alto offices of Morrison & Foerster LLP, unless another date, time or place is agreed to in writing by the Parties.

2.3 Actions and Deliveries at Closing. On the Closing Date an agreement of merger in customary form ("Agreement of Merger") shall be duly prepared and executed, and shall be filed with the Secretary of State of the State of California (the "Secretary of State") in accordance with the CGCL. The Merger shall become effective upon the filing of the Agreement of Merger with the Secretary of State, or at such other time as is permissible in accordance with the CGCL. In addition, at the Closing:

2.3.1   VISTAGEN will deliver to EXCALIBER:

(a)           An officers' certificate, duly executed on VISTAGEN's behalf, as to whether each condition specified in Sections 7.2.1 through 7.2.6, has been satisfied in all respects.

(b)           A Secretary's certificate, duly executed on VISTAGEN's behalf.

2.3.2           EXCALIBER will deliver to VISTAGEN:

(a)           An officers' certificate, duly executed on EXCALIBER's behalf, as to whether each condition specified in Sections 7.3.1 through 7.3.6 has been satisfied in all respects.

(b)           A   Secretary's   certificate,   duly   executed   on   each of EXCALIBER's behalf.

2.3.3           Merger Sub will deliver to VISTAGEN and EXCALIBER:

(a)           An officers' certificate, duly executed on Merger Sub's behalf, as to whether each condition specified in Sections 7.3.1 through 7.3.6 has been satisfied in all respects.

(b)           A Secretary's certificate, duly executed on Merger Sub's behalf.

2.4           Effects of the Merger. Subject to the foregoing, the effects of the Merger shall be as provided in Section 1107 of the CGCL. At the Effective Time all of Merger Sub's property, rights, privileges, powers, and franchises will vest in the Surviving Corporation, and all debts, liabilities, and duties of Merger Sub will become the Surviving Corporation's debts, liabilities, and duties.

2.5           Governing Documents of the Surviving Corporation. As of the Effective Time, by virtue of the Merger and without any action on the part of the Parties:

2.5.1 Articles of Incorporation. The Articles of Incorporation of VISTAGEN, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by the CGCL and the Articles of Incorporation.

2.5.2 Bylaws. The Bylaws of VISTAGEN, as in effect immediately prior to the Effective Time, will be the Surviving Corporation's Bylaws until thereafter amended.

2.6           Directors.

2.6.1 Directors of EXCALIBER. At the expiration of the 14f-1 Notice Review Period (as defined in Section 6.1.2), the Board of Directors of EXCALIBER shall consist of (i) Jon S. Saxe, Chairman, (ii) Shawn K. Singh, J.D., (iii) H. Ralph Snodgrass, Ph.D., (iv) Gregory A. Bonfiglio, J.D., and (v) Brian J. Underdown, Ph.D., each of such directors to hold office, subject to the applicable provisions of the Articles of Incorporation and Bylaws, each as amended to date, of EXCALIBER until their respective successors shall have been elected and qualified or until otherwise provided by law.

2.6.2 Directors of the Surviving Corporation. At the Effective Time, the Board of Directors of VISTAGEN shall continue to serve as the Board of Directors of the Surviving Corporation, subject to the applicable provisions of the Articles of Incorporation and Bylaws, each as amended to date, of VISTAGEN until their respective successors shall have been elected and qualified or until otherwise provided by law.

2.7           Officers.

2.7.1 Officers of EXCALIBER. At the Effective Time, the officers of EXCALIBER prior to the Effective Time shall resign, effective as of the Effective Time, and shall be replaced by the following individuals:

Shawn K. Singh, J.D.                Chief Executive Officer
H. Ralph Snodgrass, Ph.D.      President and Chief Scientific Officer
A. Franklin Rice, MBA            Chief Financial Officer and Secretary

who shall serve as officers of EXCALIBER subject to the applicable provisions of the Articles of Incorporation and Bylaws, each as amended to date, of EXCALIBER until their respective successors shall have been duly appointed or until otherwise provided by law.

2.7.2 Officers of the Surviving Corporation. At the Effective Time, the officers of VISTAGEN shall continue to serve as the officers of the Surviving Corporation, subject to the applicable provisions of the Articles of Incorporation and Bylaws, each as amended to date, of VISTAGEN until their respective successors shall have been elected and qualified or until otherwise provided by law.

2.8 Effect on Capital Stock of Merger Sub. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall automatically be converted into and become one validly issued, fully paid and non-assessable share of Common Stock of the Surviving Corporation.

2.9 Effect on Capital Stock of VISTAGEN. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

2.9.1           Conversion of VISTAGEN Common Stock. Each issued and outstanding share of VISTAGEN Common Stock (other than shares of VISTAGEN Common Stock, if any, that are held by EXCALIBER or Merger Sub) shall be converted into the right to receive 0.5 fully paid and non-assessable shares of EXCALIBER Common Stock, with such 0.5 ratio referred to herein as the "Exchange Ratio" The shares of EXCALIBER Common Stock received in exchange for shares of VISTAGEN Common Stock pursuant to the Exchange Ratio are referred to herein as the "Merger Consideration."

2.9.2           Cancellation of Treasury Shares and Shares Held by EXCALIBER. Any and all shares of VISTAGEN Common Stock owned by EXCALIBER or Merger Sub or held in the treasury of VISTAGEN shall be cancelled and cease to exist at the Effective Time, and no consideration shall be paid with respect thereto.

2.9.3 No Fractional Shares. No fractional shares of EXCALIBER Common Stock shall be issued in the Merger. If the number of shares a holder of VISTAGEN Common Stock holds immediately prior to the Closing multiplied by the Exchange Ratio would result in the issuance of a fractional share of EXCALIBER Common Stock then Excaliber should pay such holder the fair market value of any such fractional share.

2.9.4 Cancellation and Retirement of VISTAGEN Common Stock. As of the Effective Time, all shares of VISTAGEN Common Stock issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares of VISTAGEN Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon the surrender of such certificate in accordance with Section 2.10.

2.9.5 Stock Options and Warrants. At the Effective Time, all options to purchase shares of VISTAGEN Common Stock then outstanding and all warrants to purchase shares of VISTAGEN Common Stock, in each case whether vested or unvested, shall be assumed by EXCALIBER (each an "Assumed Option" or "Assumed Warrant" and together, each an "Assumed Option and Warrant") in accordance with this Section 2.9.5, provided that options and warrants to purchase shares of VISTAGEN Common Stock will be exercisable (i) at a rate of 0.5 shares of EXCALIBER Common Stock for each share of VISTAGEN Common Stock exercisable under the Assumed Option or Assumed Warrant and (ii) at an exercise price twice the exercise price stated on the Assumed Option grant or Assumed Warrant (with such modifications to the per option or per warrant exercisable number of shares and exercise price referred to herein as the "Assumed Option and Warrant Exchange Rate.")   Subject to the Assumed Option and Warrant Exchange Rate, each Assumed Option and Warrant will otherwise continue to have, and be subject to, the same terms and conditions of such options and warrants immediately prior to the Effective Time (including, without limitation, any repurchase rights or vesting provisions and provisions regarding the acceleration of vesting on certain transactions).

2.10   Exchange of Certificates.

2.10.1 Exchange Procedures. As soon as reasonably practicable after the Effective Time, EXCALIBER shall deliver to each holder of record of a certificate or certificates which, immediately prior to the Effective Time represented outstanding shares of VISTAGEN Common Stock (the "Certificates") whose shares are converted pursuant to Section 2.9 into the right to receive Merger Consideration: (i) a letter of transmittal (the "Letter of Transmittal") (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to EXCALIBER or its designated agent and shall be in such form and have such other customary provisions as EXCALIBER may reasonably specify), and (ii) instructions for use in effecting the surrender of the Certificate in exchange for the Merger Consideration allocable to the VISTAGEN Common Stock formerly represented thereby.

2.10.2 Merger Share Certificates. Upon surrender of a Certificate for cancellation to EXCALIBER, or to any agent or agents as may be appointed by EXCALIBER, together with the Letter of Transmittal, duly completed and executed in accordance with its terms and such other documents as EXCALIBER or its agent or agents shall determine, the holder of such Certificate shall be entitled to receive in exchange therefor, a certificate representing the number of shares of EXCALIBER Common Stock which such holder has the right to receive pursuant to the provisions of Section 2.9 and the Certificate so surrendered shall forthwith be cancelled. If any certificate for such EXCALIBER Common Stock is to be issued in a name other than that in which the Certificate surrendered for exchange is registered, it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed, with signature guaranteed, or otherwise in proper form for transfer and that the Person requesting such exchange shall pay to EXCALIBER or its transfer agent any transfer or other taxes or other costs required by reason of the issuance of certificates for such EXCALIBER Common Stock in a name other than that of the registered holder of the Certificate surrendered, or establish to the satisfaction of EXCALIBER or its transfer agent that all taxes have been paid. Until surrendered as contemplated by this Section 2.10.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as contemplated by Section 2.9.

2.10.3 Lost Certificates. If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by EXCALIBER, the posting by such Person of a bond in such reasonable amount as EXCALIBER may direct as indemnity against any claim that may be made against it with respect to such Certificate, EXCALIBER shall issue in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration due to such Person as provided in Section 2.9.

2.10.4 Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to EXCALIBER Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate for VISTAGEN Common Stock with respect to the shares of EXCALIBER Common Stock, the right to receive which is represented thereby, until the surrender of such Certificate in accordance with this Section 2.10.

2.10.5 No Further Ownership Rights in VISTAGEN Common Stock. All shares of EXCALIBER Common Stock issued upon the surrender of the Certificates in accordance with the terms of this Section 2, shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to VISTAGEN Common Stock theretofore represented by such certificates.

2.10.6 No Liability. None of the Parties shall be liable to any Person in respect of any shares of EXCALIBER Common Stock (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to the first (1st) anniversary of the Closing, any such shares, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable law, become the property of EXCALIBER, free and clear of all claims or interests of any Person previously entitled thereto.

3. REPRESENTATIONS AND WARRANTIES OF VISTAGEN.

VISTAGEN hereby represents and warrants to EXCALIBER as follows:

3.1 Organization, Standing and Corporate Power. VISTAGEN is validly existing and in good standing under the laws of the State of California, and has the requisite corporate power and authority to carry on its business as now being conducted.

3.2 Capital Structure. The authorized capital stock of VISTAGEN as of the date hereof consists of 75,000,000 shares of Common Stock and 20,000,000 shares of Preferred Stock. VISTAGEN's Board of Directors has granted options to purchase 4,749,153 shares of VISTAGEN Common Stock that remain outstanding, and has reserved for issuance an aggregate of 4,749,153 shares of VISTAGEN Common Stock under the VISTAGEN's equity incentive plans. In addition, VISTAGEN's Board of Directors has granted warrants to purchase 6,437,260 shares of VISTAGEN Common Stock, and has reserved 6,437,260 shares of VISTAGEN Common Stock for issuance pursuant to such outstanding warrants. Except for the Platinum Bridge Notes and as set forth above, no shares or other equity securities of VISTAGEN are issued, reserved for issuance or outstanding. All outstanding shares of VISTAGEN are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights, and issued in compliance with all applicable state and federal laws concerning the issuance of securities. At Closing, the outstanding capital stock of VISTAGEN shall consist of 13,669,769 shares of Common Stock and no shares of Preferred Stock, with options and warrants to purchase 11,186,413 shares of Common Stock outstanding. Except for the Platinum Bridge Notes and as set forth in this Section 3.2, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which VISTAGEN is a party or by which it is bound obligating VISTAGEN to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares or other equity or voting securities of VISTAGEN or obligating VISTAGEN to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are no outstanding contractual obligations, commitments, understandings or arrangements of VISTAGEN or any VISTAGEN Subsidiaries to repurchase, redeem or otherwise acquire or make any payment in respect of any securities of VISTAGEN.

3.3 Liabilities. At Closing, the outstanding liabilities of VISTAGEN will not exceed $12 million ($12,000,000).

3.4 Authority. VISTAGEN has the requisite corporate and other power and authority to enter into this Agreement and, subject to obtaining the VISTAGEN Shareholders' Approval (as defined in Section 3.9), to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by VISTAGEN and the consummation by VISTAGEN of the transactions contemplated hereby have been duly authorized by the Board of Directors of VISTAGEN; the Board of Directors has recommended adoption of this Agreement by the shareholders of VISTAGEN; and no other corporate proceedings on the part of VISTAGEN or its shareholders are necessary to authorize the execution, delivery and performance of this Agreement by VISTAGEN and the consummation by VISTAGEN of the transaction contemplated hereby, other than obtaining the VISTAGEN Shareholders' Approval. This Agreement has been duly executed and delivered by VISTAGEN and constitutes a valid and binding obligation of VISTAGEN, enforceable against such Party in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditors' rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

3.5 Non-Contravention. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions hereof will not, conflict with, or result in any breach or violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or "put" right with respect to any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of VISTAGEN under, (i) the Articles of Incorporation or Bylaws, each as amended to date, of VISTAGEN, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to VISTAGEN, its respective properties or assets, or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule, regulation or arbitration award applicable to VISTAGEN, its respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, breaches, violations, defaults, rights, losses or Liens that individually or in the aggregate could not have either a Material Adverse Effect on VISTAGEN or could not prevent, hinder or delay the ability of VISTAGEN to consummate the transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity is required by or with respect to VISTAGEN in connection with the execution and delivery of this Agreement by VISTAGEN or the consummation by VISTAGEN of the transactions contemplated hereby, except, with respect to this Agreement, the filing of the Agreement of Merger and other appropriate merger documents required by the CGCL with the California Secretary of State, and any other appropriate documents with the relevant authorities of other states in which VISTAGEN is qualified to do business.

3.6 Legal Proceedings. There is no suit, action, claim, arbitration, proceeding or investigation pending or, to the knowledge of VISTAGEN, threatened against, relating to or involving VISTAGEN, or real or personal property of VISTAGEN, before any Governmental Entity or other third party. To the knowledge of VISTAGEN, there is no basis for any such suit, action, proceeding or investigation.

3.7 Compliance with Law. To the knowledge of VISTAGEN, VISTAGEN is in compliance in all material respects with all applicable laws (including, without limitation, applicable laws relating to zoning, environmental matters and the safety and health of employees), ordinances, regulations and orders of all Governmental Entities. VISTAGEN has not been charged with and, to the knowledge of VISTAGEN, is not now under investigation with respect to, a violation of any applicable law, regulation, ordinance, order or other requirement of a Governmental Entity. VISTAGEN is not a party to or bound by any order, judgment, decree or injunction of any Governmental Entity.

3.8 Board Recommendation. The Board of Directors of VISTAGEN has unanimously determined that the terms of the Merger are fair to and in the best interests of the VISTAGEN Shareholders and recommended that the VISTAGEN Shareholders approve the Merger.

3.9 Required VISTAGEN Vote. The affirmative vote of the holders of a majority of the shares of VISTAGEN Common Stock is the only vote of the holders of any class or series of VISTAGEN's securities necessary to approve the Merger (the "VISTAGEN Shareholders' Approval").

4. REPRESENTATIONS AND WARRANTIES OF EXCALIBER AND MERGER SUB.

EXCALIBER and Merger Sub, jointly and severally, hereby represent and warrant to VISTAGEN as follows:

4.1 Organization, Standing and Corporate Power. EXCALIBER is validly existing and in good standing under the laws of the State of Nevada, and has the requisite corporate power and authority to carry on its business as now being conducted. Merger Sub is validly existing and in good standing under the laws of the State of California, and has the requisite corporate power and authority to carry on its business as now being conducted.

4.2 No Subsidiaries. Other than Merger Sub, EXCALIBER does not currently own, directly or indirectly, any capital stock or other equities, securities or interests in any other corporation or in any limited liability company, partnership, joint venture or other association.

4.3	Capital Structure.

             4.3.1   The  authorized  capital  stock of EXCALIBER consists of 200,000,000 shares of EXCALIBER Common Stock, 5,848,707 of which are issued and outstanding as of the date of this Agreement, and no shares of EXCALIBER Preferred Stock. All outstanding shares of capital stock of EXCALIBER are duly authorized, validly issued, fully paid and non-assessable and, not subject to preemptive rights, and issued in compliance with all applicable state and federal laws concerning the issuance of securities. Immediately prior to the Closing, there will be no more than 784,500 shares of EXCALIBER Common Stock issued and outstanding and no shares of EXCALIBER Preferred Stock issued and outstanding. Immediately prior to the Closing, there will be no outstanding bonds, debentures, notes or other indebtedness or other securities of EXCALIBER having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of EXCALIBER Common Stock may vote. There are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which EXCALIBER is a party or by which EXCALIBER is bound obligating EXCALIBER to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity securities of EXCALIBER or obligating EXCALIBER to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are no outstanding contractual obligations, commitments, understandings or arrangements of EXCALIBER to repurchase, redeem or otherwise acquire or make any payment in respect of any shares of capital stock of EXCALIBER. There are no agreements or arrangements pursuant to which EXCALIBER is or could be required to register shares of EXCALIBER Common Stock or other securities under the Securities Act or other agreements or arrangements with or among any holder of EXCALIBER securities with respect to securities of EXCALIBER.

4.3.2 The authorized capital stock of Merger Sub consists of one hundred (100) shares of Common Stock, no par value, one hundred (100) of which are issued and outstanding as of the date of this Agreement and held by EXCALIBER. All outstanding shares of capital stock of Merger Sub are duly authorized, validly issued, fully paid and nonassessable. There are no outstanding bonds, debentures, notes or other indebtedness or other securities of Merger Sub having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Merger Sub's Common Stock may vote. Other than as provided in this Agreement, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Merger Sub is a party or by which Merger Sub is bound obligating Merger Sub to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity securities of Merger Sub or obligating Merger Sub to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.

4.4 Authority. Each of EXCALIBER and Merger Sub has the requisite corporate and other power and authority to enter into this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each of EXCALIBER and Merger Sub and the consummation by EXCALIBER and Merger Sub of the transactions contemplated hereby have been duly authorized by the Board of Directors of EXCALIBER and Merger Sub and EXCALIBER as the sole stockholder of Merger Sub, and no other corporate proceedings on the part of EXCALIBER or Merger Sub are necessary to authorize the execution, delivery and performance of this Agreement by EXCALIBER and the consummation by EXCALIBER and Merger Sub of the transactions contemplated hereby.  This Agreement has been duly executed and delivered by each of EXCALIBER and Merger Sub and constitutes a valid and binding obligation of each of EXCALIBER and Merger Sub, enforceable against such Party in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditors' rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

4.5 Non-Contravention. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions hereof will not, conflict with, or result in any breach or violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or "put" right with respect to any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of either EXCALIBER or Merger Sub under, (i) the Articles of Incorporation or Bylaws, each as amended to date, of EXCALIBER or Merger Sub, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to EXCALIBER or Merger Sub, their respective properties or assets, or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule, regulation or arbitration award applicable to its properties or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity is required by or with respect to EXCALIBER or Merger Sub in connection with the execution and delivery of this Agreement by EXCALIBER or Merger Sub or the consummation by EXCALIBER and Merger Sub of the transactions contemplated hereby, except, with respect to this Agreement, for the filing of the Transaction 8-K, and other appropriate documents with the SEC, the filing of the Agreement of Merger and other appropriate merger documents required by the CGCL with the Secretary of State and appropriate documents with the relevant authorities of other states in which EXCALIBER is qualified to do business.

4.6 SEC Documents; Undisclosed Liabilities.

4.6.1 For all periods subsequent to September 24, 2007, EXCALIBER has filed all reports, schedules, forms, statements and other documents as required by the SEC in a timely basis (or has received a valid extension of such time of filing and has filed any such reports or other documents prior to the expiration of any such extension), and EXCALIBER has delivered or made available to VISTAGEN all reports, schedules, forms, statements and other documents filed with or furnished to the SEC during such period (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the "EXCALIBER SEC Documents"). As of their respective dates (or, if amended, supplemented or superseded by a filing prior to the date hereof, then as of the date of such amendment, supplement or superseding filing) the EXCALIBER SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such EXCALIBER SEC Documents, and none of the EXCALIBER SEC Documents (including any and all consolidated financial statements included therein) as of such date contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of EXCALIBER included in such EXCALIBER SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), have been reviewed by an independent accountant registered with the Public Company Accounting Oversight Board and fairly and accurately present the consolidated financial position of EXCALIBER as of the dates thereof and the consolidated results of operations and changes in cash flows for the periods covered thereby (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments as determined by EXCALIBER's independent accountants, which are not expected to have a material adverse effect on EXCALIBER and its business).

4.6.2 Except as set forth in the EXCALIBER SEC Documents, at the date of the most recent financial statements of EXCALIBER included in the EXCALIBER SEC Documents, EXCALIBER did not have, and since such date EXCALIBER has not incurred, any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) except for liabilities and obligations that have been incurred since the date of the most recent balance sheet included in the EXCALIBER Financial Statements in the ordinary course of business and are not (singly or in the aggregate) material to EXCALIBER's business.

4.6.3 The EXCALIBER SEC Documents include all certifications and statements required of it, if any, by (i) Rule 13a-14 or 15d-14 under the Exchange Act, and (ii) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002), and each of such certifications and statements contain no qualifications or exceptions to the matters certified therein other than a knowledge qualification, permitted under such provision, and have not been modified or withdrawn and neither EXCALIBER nor any of its officers has received any notice from the SEC or any other Governmental Entity questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certifications or statements.

4.6.4 EXCALIBER is in compliance in all material respects with all of the provisions of the Sarbanes-Oxley Act of 2002, and the provisions of the Exchange Act and the Securities Act relating thereto which under the terms of such provisions (including the dates by which such compliance is required) have become applicable to EXCALIBER,

4.7 Compliance with Law. To the knowledge of EXCALIBER, EXCALIBER is in compliance in all material respects with all applicable laws (including, without limitation, applicable laws relating to zoning, environmental matters and the safety and health of employees), ordinances, regulations and orders of all Governmental Entities. EXCALIBER has not been charged with and, to the knowledge of EXCALIBER, is not now under investigation with respect to, a violation of any applicable law, regulation, ordinance, order or other requirement of a Governmental Entity. EXCALIBER is not a party to or bound by any order, judgment, decree or injunction of any Governmental Entity.

4.8 Legal Proceedings. There is no suit, action, claim, arbitration, proceeding or investigation pending or, to the knowledge of EXCALIBER or Merger Sub, threatened against, relating to or involving EXCALIBER or Merger Sub, or real or personal property of EXCALIBER or Merger Sub, before any Governmental Entity or other third party.   To the knowledge of EXCALIBER or Merger Sub, there is no basis for any such suit, action, proceeding or investigation.

5. COVENANTS RELATING TO CONDUCT OF BUSINESS PRIOR TO MERGER.

5.1 Conduct of VISTAGEN, EXCALIBER and Merger Sub. Except as expressly permitted by this Agreement, between the date of this Agreement and the Effective Time, each of EXCALIBER and VISTAGEN shall conduct its business only in the ordinary course in substantially the same manner as heretofore conducted, and use all its reasonable efforts to preserve intact its present business organization and employees, contractors and consultants and to preserve the goodwill of Persons with which it has business relations. Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement, between the date of this Agreement and the Effective Time, (i) each of EXCALIBER and VISTAGEN shall pay accounts payable and pay and perform other obligations of its business when they become due and payable in the ordinary course of business consistent with past practice, or when required to be performed, as the case may be, and (ii) each of EXCALIBER, Merger Sub and VISTAGEN shall (unless otherwise mutually agreed to in writing):

            5.1.1 not amend or alter its articles of incorporation, bylaws, or similar charter documents;

5.1.2 not engage in any transaction, except in the normal and ordinary course of business or create or suffer to exist any Lien or other encumbrance upon any of its assets or which will not be discharged in full prior to the Effective Time;

5.1.3 not sell, exchange, lease, assign or otherwise transfer any of its assets, or cancel or compromise any debts or claims relating to their assets, other than for fair value, in the ordinary course of business, and consistent with past practice;

5.1.4 not (i) declare, set aside or pay any dividends on or make other distributions in respect of any of its capital shares, (ii) split, combine, reclassify or take similar action with respect to any of its capital shares or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for its capital shares, (iii) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, or (iv) directly or indirectly redeem, repurchase or otherwise acquire any capital shares or any option with respect thereto, except for repurchases in connection with an existing option plan or warrant agreement that result from a participant's use of such Party's Common Stock to exercise options or warrants or pay withholding taxes in connection with such exercise, except that immediately prior to Closing, EXCALIBER shall repurchase 5,064,207 shares of issued and outstanding EXCALIBER Common Stock for no more than $100;

5.1.5 not sell, issue, grant or authorize the issuance or grant of any capital stock, other security (including the sale, transfer or grant of any treasury shares) or any obligation convertible or exchangeable for capital stock or any other security, except that (i) VISTAGEN may issue VISTAGEN Common Stock upon the valid exercise of stock options and warrants outstanding as of the date of this Agreement, (ii) VISTAGEN may convert debt held under the VISTAGEN Convertible Notes into shares of VISTAGEN Common Stock, (iii) VISTAGEN may amend the Platinum Bridge Notes so as to conform to the Platinum Bridge Note terms set forth in Section 1.1 and (iv) VISTAGEN may issue VISTAGEN Common Stock in connection with a bona fide financing or corporate partnering transaction; provided, however, that VISTAGEN acknowledges and agrees that at Closing, EXCALIBER will only be required to issue 6,834,884 shares of EXCALIBER Common Stock in exchange for all of the issued and outstanding shares of VISTAGEN Common Stock.

5.1.6 not fail to use reasonable efforts to preserve intact its present business organizations, keep available the services of its employees, contractors and consultants (except as expressly provided herein) and preserve its material relationships with customers, suppliers, licensors, licensees, distributors and others, to the end that its good will and on-going business not be impaired prior to the Effective Time;

5.1.7 not organize any subsidiary or acquire any capital stock or other equity securities of any Person or any equity or ownership interest in any business;

5.1.8 with respect to VISTAGEN, not enter into any contract to which VISTAGEN is a party, or enter into any material amendment, supplement or waiver to an existing contract in which VISTAGEN is a party, in each case except in the ordinary course of business consistent with past practice;

5.1.9 with respect to EXCALIBER, not enter into any contract to which EXCALIBER is a party, or enter into any material amendment, supplement or waiver to an existing contract in which EXCALIBER is a party, in each case except in the ordinary course of business consistent with past practice;

5.1.10 not incur any severance pay obligation by reason of this Agreement or the transactions contemplated hereby;

5.1.11 not grant or extend any power of attorney other than in the ordinary course of business which does not affect a material part of its business;

5.1.12 keep in full force and effect insurance comparable in amount and scope of coverage to insurance now carried by it;

5.1.13 not make any material change with respect to their business in accounting or bookkeeping methods, principles or practices, except as required by GAAP;

5.1.14 promptly advise the other Party in writing of any Material Adverse Effect with respect to it;

5.1.15 not agree or otherwise commit, whether in writing or otherwise, to do, or take any action or omit to take any action that would result in, any of the foregoing;

5.1.16 not acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, by licensing or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other Person, except for the purchase of assets from suppliers or vendors in the ordinary course of business; or

5.1.17 not make any expenditure or enter into any commitment or transaction exceeding $10,000 other than purchases in the ordinary course of business consistent with past practices and other than payments of accounts payable that are settled by payments not in excess of the amounts owed.

5.2 Advice of Changes. Each Party shall promptly advise the other Party in writing of (a) any event occurring subsequent to the date of this Agreement that would render any representation or warranty of VISTAGEN contained in Section 3 or EXCALIBER or Merger Sub contained in Section 4 untrue or inaccurate such that the conditions set forth in Sections 7.2 or 7.3 would not be satisfied, (b) any breach of any covenant or obligation of VISTAGEN or EXCALIBER or Merger Sub pursuant to this Agreement such that the condition set forth in Sections 7.2 and 7.3 would not be satisfied, (c) any Material Adverse Effect in VISTAGEN or EXCALIBER, or (d) any change, event, circumstance, condition or effect that would reasonably be expected to result in a Material Adverse Effect on VISTAGEN or EXCALIBER or cause any of the conditions set forth in Sections 7.2 or 73 not to be satisfied.

5.3 SEC Reports. EXCALIBER shall (a) cause the forms, reports, schedules, statements and other documents required to be filed with the SEC by EXCALIBER between the date of this Agreement and the Effective Time to be filed in a timely manner, (b) submit to VISTAGEN all such forms, reports, schedules, statements and other documents at least two (2) days prior to filing for its review, and (c) remain a "reporting person" for the purposes of the Exchange Act. Except for forms, reports, schedules, statements and other documents required to be filed with the SEC by EXCALIBER between the date of this Agreement and the Effective Time, EXCALIBER shall not file or cause to be filed with, or furnish or cause to be furnished to, the SEC any forms, reports, schedules, statement or any other documents, without the prior express written approval of VISTAGEN.

6. ADDITIONAL AGREEMENTS.

6.1     Board of Directors of EXCALIBER.

6.1.1 As soon as practicable following the Closing, EXCALIBER shall file with the SEC a notice of a change in the majority of directors as required by Rule 14f-1 adopted pursuant to the Exchange Act (the "14f-1 Notice").

6.1.2 Within 15 days following the Closing, EXCALIBER's directors will approve a 2-for-1 forward stock split of EXCALIBER's Common Stock, will file a Certificate of Change or other appropriate documentation with the Nevada Secretary of State reflecting the reverse stock split, and will file with FINRA a notice pursuant to Rule 10b-17 of the Exchange Act to obtain a record date for EXCALIBER's 2-for-1 forward stock split.

6.1.3 At Closing, the current board of directors of EXCALIBER shall deliver duly adopted resolutions to: (a) appoint Jon S. Saxe and Shawn K. Singh, J.D. as directors of EXCALIBER, effective at closing; (b) accept the resignations of the current officers of EXCALIBER, effective at closing; (c) set the size of EXCALIBER's board of directors to five (5) members, effective upon required expiration of the SEC's review period of the 14f-1 Notice (the "14f-1 Notice Review Period"); (d) appoint H. Ralph Snodgrass, Ph.D., Gregory A. Bonfiglio, J.D., and Brian J. Underdown, Ph.D. to serve as directors of EXCALIBER, effective upon expiration of the 14f-1 Notice Review Period; and (e) accept the resignations of Stephanie Y. Jones and Matthew L. Jones as directors of EXCALIBER, effective upon expiration of the 14f-1 Notice Review Period.

6.1.4 At Closing, the current officers of EXCALIBER and the directors of EXCALIBER shall deliver their resignations, as appropriate, as officers and directors of EXCALIBER (the "Resignations"). The officers' resignations shall be effective at Closing. The directors' resignations shall be effective upon the expiration of the 14f-1 Notice Review Period.

6.2 No Action. During the time between Closing and the expiration of the 14f-1 Notice Review period, the directors of EXCALIBER shall take no action unless approved by a majority in interest of the outstanding shares of EXCALIBER Common Stock, except as otherwise required by applicable law.

6.3 Transaction Form 8-K. Prior to Closing, the Parties shall prepare the Form 8-K announcing the Closing, which shall include all information required by such form, including the information required by Form 10 with respect to the Parties, any other information required in connection with EXCALIBER ceasing to be a shell company as a result of the Merger, the VISTAGEN Financial Statements and the Pro Forma Financial Statements (as defined below) ("Transaction Form 8-K"), which shall be in a form reasonably acceptable to EXCALIBER. Prior to Closing, the Parties shall prepare the press release announcing the consummation of the Merger hereunder ("Press Release"). Within four (4) business days of the Closing, EXCALIBER shall file the Transaction Form 8-K with the SEC and distribute the Press Release.

6.4 Pro Forma Consolidated Financial Statements. Immediately, prior to the Closing, VISTAGEN shall deliver to EXCALIBER pro forma consolidated financial statements for the Parties giving effect to the Merger, for such periods as required by the SEC to be included in the Transaction Form 8-K or any other report or form required to be filed with the SEC at or after Closing with respect to the Merger, all prepared in all material respects with the published rules and regulations of the SEC and in accordance with GAAP applied on a consistent basis throughout the periods involved (the "Pro Forma Financial Statements"). The Pro Forma Financial Statements shall have been reviewed by the Accountant and shall be in a format acceptable for inclusion on the Transaction 8-K.

6.5 Required Information. In connection with the preparation of the Transaction Form 8-K, and Press Release, and for such other reasonable purposes, each Party shall, upon request by the others, furnish the others with all information concerning themselves, their respective subsidiaries, directors, officers, managers, managing members, stockholders and members (including the directors of EXCALIBER to be elected effective as of the Closing pursuant to Section 6.1 hereof any officers appointed by such directors thereafter) and such other matters as may be reasonably necessary or advisable in connection with the Merger, or any other statement, filing, notice or application made by or on behalf of each Party and EXCALIBER to any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated hereby. Each Party warrants and represents to the other Parties that all such information shall be true and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

6.6     Confidentiality; Access to Information.

6.6.1 Confidentiality. Any confidentiality agreement or letter of intent previously executed by the Parties shall be superseded in its entirety by the provisions of this Agreement. Each Party agrees to maintain in confidence any non-public information received from the other Parties, and to use such non-public information only for purposes of consummating the transactions contemplated by this Agreement. Such confidentiality obligations will not apply to (i) information which was known to a Party or its agents prior to receipt from another Party; (ii) information which is or becomes generally known; (iii) information acquired by a Party or its agents from a third party who was not bound to an obligation of confidentiality; and (iv) disclosure required by law. In the event this Agreement is terminated as provided in Section 8 hereof, each Party will return or cause to be returned to the other all documents and other material obtained from the other in connection with the Merger contemplated hereby.

6.6.2 Access to Information.

(a) VISTAGEN will afford EXCALIBER and its financial advisors, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of VISTAGEN during the period prior to the Closing to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of VISTAGEN, as EXCALIBER may reasonably request. No information or knowledge obtained by EXCALIBER in any investigation pursuant to this Section 6.6.2 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the Parties to consummate the Merger.

(b) EXCALIBER will afford VISTAGEN and its financial advisors,

underwriters, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of EXCALIBER during the period prior to the Closing to obtain all information concerning the business of EXCALIBER, as VISTAGEN may reasonably request. No information or knowledge obtained by VISTAGEN in any investigation pursuant to this Section 6.6 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the Parties to consummate the Merger.

6.7 No Solicitation. Other than with respect to the Merger, each Party agrees that neither of them nor any of their officers, directors, managers, or managing members shall, and that they shall direct and use their reasonable best efforts to cause their agents and other representatives (including any investment banker, attorney or accountant retained by it) not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to (i) a merger, reorganization, share exchange, consolidation or similar transaction involving them, (ii) any sale, lease, exchange, mortgage, pledge, transfer or purchase of all or substantially all of the assets or equity securities of them, taken as a whole, in a single transaction or series of related transactions or (iii) any tender offer or exchange offer for 20% or more of the outstanding shares of EXCALIBER Common Stock (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal"). Each Party further agrees that neither of them nor any of their officers, directors, managers, or managing members shall, and that they shall direct and use their reasonable best efforts to cause their agents and representatives not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal. Each Party agrees that they will immediately cease and cause to be terminated any existing discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. Each Party agrees that they will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 6.7.

6.8 Public Disclosure. Except to the extent previously disclosed or to the extent the Parties believe that they are required by applicable law or regulation to make disclosure, prior to Closing, no Party shall issue any statement or communication to the public regarding the Merger without the consent of the other Parties, which consent shall not be unreasonably withheld. To the extent a Party believes it is required by law or regulation to make disclosure regarding the Merger, it shall, if possible, immediately notify the other Parties prior to such disclosure. Notwithstanding the foregoing, the Parties agree that EXCALIBER will prepare and file the Transaction Form 8-K pursuant to the Exchange Act reasonably acceptable to each Party to report the execution of this Agreement and that any Party may file any reports as required by the Exchange Act including, without limitation, any reports on Schedule 13D.

6.9 Reasonable Efforts; Notification.

6.9.1 Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Section 7 to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations, notices and filings (including registrations, declarations, notices and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental

Entity, (iii) the obtaining of all consents, approvals or waivers from third parties required as a result of the transactions contemplated in this Agreement, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (v) the execution or delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, each Party, and its respective board of directors and each Party and its managers, members, directors, officers and shareholders shall, if any state takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement or any of the transactions contemplated by this Agreement, use their commercially reasonable efforts to enable the Merger and the other transactions contemplated by this Agreement to be consummated as promptly as practicable on the terms contemplated by this Agreement. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require any of the Parties to agree to any divestiture by itself or any of its affiliates of shares of capital stock, membership interests or ownership interest or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their business or to own or exercise control of such assets, properties and stock.

6.9.2 VISTAGEN shall give prompt notice to EXCALIBER upon becoming aware that any representation or warranty made by them contained in this Agreement has become untrue or inaccurate, or of any failure of VISTAGEN to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by them under this Agreement, in each case, such that the conditions set forth in Section 7 would not be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the Parties or the conditions to the obligations of the Parties under this Agreement.

6.9.3 EXCALIBER shall give prompt notice to VISTAGEN upon becoming aware that any representation or warranty made by it contained in this Agreement has become untrue or inaccurate, or of any failure of EXCALIBER to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 7 would not be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the Parties or the conditions to the obligations of the Parties under this Agreement.

6.10 Treatment as a Reorganization. Consistent with the intent of the Parties, each of VISTAGEN and EXCALIBER shall treat, and cause its Affiliates to so treat, the Merger as a reorganization under Section 368(a) of the Code with respect to all Tax Returns, to the extent consistent with law.

6.11 Absence of Material Liabilities; Merger Expenses. Immediately prior to the Closing, EXCALIBER shall have no liabilities or obligations requiring the payment of monies.   Each Party shall be responsible for such Party's legal fees and all other expenses incurred with respect to or in connection with the Merger and the transactions contemplated hereby.

6.12 Business Records. At Closing, EXCALIBER shall cause to be delivered to the Parties all records and documents relating to EXCALIBER, which EXCALIBER possesses, including, without limitation, books, records, government filings, Returns, charter documents, corporate records, stock records, consent decrees, orders, and correspondence, director and shareholder minutes and resolutions, stock ownership records, financial information and records, electronic files containing any financial information and records, and other documents used in or associated with EXCALIBER.

6.13 VISTAGEN Shareholders' Approval. VISTAGEN shall, as promptly as practicable, duly submit this Agreement and the transactions contemplated by this Agreement to the VISTAGEN Shareholders for approval and adoption (the "VISTAGEN Shareholders' Approval"). In connection with the Merger, this Agreement and the other transactions contemplated hereby, the Board of Directors of VISTAGEN shall (i) recommend to the VISTAGEN Shareholders that they consent to, and use all commercially reasonable efforts to obtain the approvals by the VISTAGEN Shareholders, of the Merger, this Agreement and the other transactions contemplated hereby, and (ii) otherwise comply with all requirements of applicable law and VISTAGEN's Articles of Incorporation and Bylaws, each as amended to date, in connection with obtaining the VISTAGEN Shareholders' Approval.

6.14 Stock Split. As promptly as practicable following the Closing, Excaliber shall effect a 2 for 1 stock split by way of a stock dividend.

7. CONDITIONS PRECEDENT.

7.1           Conditions to Each Party's Obligation to Effect the Merger. Therespective obligations of each Party to effect the Merger is subject to the satisfaction or waiveron or prior to the Closing Date of the following conditions:

7.1.1 No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect.

7.1.2 Subscription Agreements. VISTAGEN shall have received executed subscription agreements from certain investors for the purchase of VISTAGEN Common Stock with an aggregate purchase price of no less than $3 million.

7.1.3 Conversion of Preferred Stock. VISTAGEN shall have received written consent from the holders of a majority of the outstanding VISTAGEN Preferred Stock agreeing to convert all outstanding shares of VISTAGEN Preferred Stock into VISTAGEN Common Stock on a 1-for-1 basis conditional upon the consummation of this Merger.

7.2           Conditions to Obligations of EXCALIBER. The obligations ofEXCALIBER to effect the Merger are further subject to the following conditions:

7.2.1 Representations and Warranties. The representations and warranties of VISTAGEN set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, unless made as of another date, in which case they shall be true and correct in all material respects as of such date.

7.2.2 Performance of Obligations of VISTAGEN. VISTAGEN shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

7.2.3 No Material Adverse Effect. Since the date hereof there must have been no event, series of events or the lack of occurrence thereof which, singularly or in the aggregate, could reasonably be expected to have a Material Adverse Effect on VISTAGEN.

7.2.4 Consents, etc. EXCALIBER shall have received evidence, in form and substance reasonably satisfactory to it, that such licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities and other third parties as necessary in connection with the transactions contemplated hereby have been obtained.

7.2.5 Shareholders' Approval. The VISTAGEN Shareholders' Approval shall have been obtained.

7.2.6 No Litigation. There shall not be pending or threatened by any Governmental Entity any suit, action or proceeding (or by any other Person any suit, action or proceeding which has a reasonable likelihood of success) challenging or seeking to restrain or prohibit the consummation of the Merger.

7.2.7 Auditors; Audited Financial Statements. VISTAGEN shall have delivered a written undertaking provided by Odenberg, Ullakko, Muranishi & Co. LLP ("Accountant") acknowledging that VISTAGEN is consummating a reverse acquisition or reverse merger transaction with EXCALIBER, that such transactions will not disqualify or otherwise prevent Accountant from continuing its engagement as the auditors of VISTAGEN following the Closing or prohibit or impede Accountant from preparing in a timely manner or opining on the required financial statements following the Closing, and that accountant is duly registered with the Public Company Accounting Oversight Board.

7.2.8 [INTENTIONALLY OMITTED].

7.2.9 VISTAGEN Officer's Certificate.   EXCALIBER shall have received an officer's certificate, substantially in a form satisfactory to Excaliber, duly executed on VISTAGEN's behalf.

7.2.10 VISTAGEN Secretary's Certificate.  EXCALIBER shall have received a Secretary's certificate, substantially in a form satisfactory to Excaliber, duly executed on VISTAGEN's behalf.

7.2.11 Merger Sub Officer's Certificate.   EXCALIBER shall have received an officer's certificate, substantially in a form satisfactory to Excaliber, duly executed on Merger Sub's behalf.

7.2.12  Merger Sub Secretary's Certificate. EXCALIBER shall have received a Secretary's certificate, substantially in a form satisfactory to Excaliber, duly executedon Merger Sub's behalf.

7.3     Conditions to Obligation of VISTAGEN. The obligation of VISTAGEN to effect the Merger is further subject to the following conditions:

7.3.1 Representations and Warranties. The representations and warranties of EXCALIBER and Merger Sub set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, unless made as of another date, in which case they shall be true and correct in all material respects as of such date.

7.3.2 Due Diligence Items. EXCALIBER and Merger Sub shall have provided to VISTAGEN copies of all agreements and documents requested by VISTAGEN before the Closing, including, without limitation, copies of material agreements previously filed as exhibits to reports and documents filed with, or furnished to, the SEC and satisfactory evidence of termination of all such material agreements filed with, or furnished to, the SEC and VISTAGEN shall be satisfied with the aforementioned.

7.3.3 Performance of Obligations of EXCALIBER and Merger Sub. EXCALIBER and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

7.3.4 No Material Adverse Effect. Since the date hereof there must have been no event, series of events or the lack of occurrence thereof which, singularly or in the aggregate, could reasonably be expected to have a Material Adverse Effect on EXCALIBER or Merger Sub.

7.3.5 Consents, etc. VISTAGEN shall have received evidence, in form and substance reasonably satisfactory to it, that such licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities and other third parties as necessary in connection with the transactions contemplated hereby have been obtained.

7.3.6 No Litigation. There shall not be pending or threatened by any Governmental Entity any suit, action or proceeding (or by any other Person any suit, action or proceeding which has a reasonable likelihood of success) challenging or seeking to restrain or prohibit the consummation of the Merger.

7.3.7 Platinum Bridge Note Joinder Agreement. EXCALIBER shall have executed the Platinum Bridge Note Joinder Agreement and delivered a signed copy to VISTAGEN

7.3.8 Resignations.   EXCALIBER shall deliver to VISTAGEN theResignations, as required by Section 6.1.

7.3.9 Officer's Certificate. VISTAGEN shall have received an officer's certificate from EXCALIBER, substantially in a form satisfactory to VISTAGEN.

7.3.10 Secretary's Certificate. VISTAGEN shall have received a Secretary's certificate from EXCALIBER, substantially in a form satisfactory to VISTAGEN.

8. TERMINATION.

8.1     Termination.  This Agreement may be terminated and abandoned at any time prior to the Effective Time:

             8.1.1 by mutual written consent of EXCALIBER and VISTAGEN;

8.1.2 by either EXCALIBER or VISTAGEN if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

8.1.3 by either EXCALIBER or VISTAGEN if the Merger shall not have been consummated on or before June 15, 2011 (other than as the sole result of the failure of the Party seeking to terminate this Agreement to perform its obligations under this Agreement required to be performed at or prior to the Effective Time);

8.1.4 by EXCALIBER or VISTAGEN, if a Material Adverse Effect shall have occurred relative to VISTAGEN or EXCALIBER;

8.1.5 by EXCALIBER, if VISTAGEN materially breaches any of its representations and warranties contained in this Agreement or willfully fails to perform in any material respect any of its material obligations under this Agreement, which failure or breach is not cured within ten (10) days after EXCALIBER has notified VISTAGEN of its or their intent to terminate this Agreement pursuant to this Section 8.1.5;

8.1.6 by EXCALIBER or VISTAGEN, if the VISTAGEN Shareholders do not approve and adopt the Merger and the transactions contemplated by this Agreement under the CGCL;

8.1.7 by VISTAGEN, if a Material Adverse Effect shall have occurred relative to EXCALIBER; and

             8.1.8 by VISTAGEN, if EXCALIBER materially breaches any of its representations and warranties contained in this Agreement or willfully fails to perform in any material respect any of its material obligations under this Agreement, in each case, which failure or breach is not cured within ten (10) days after VISTAGEN has notified EXCALIBER of its or their intent to terminate this Agreement pursuant to this Section 8.1.8.

8.2 Effect of Termination. In the event of termination of this Agreement by either VISTAGEN or EXCALIBER as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of EXCALIBER or VISTAGEN, other than as provided in Section 8.3 and this Section 8.2.

8.3 Return of Documents. In the event of termination of this Agreement for any reason, EXCALIBER and VISTAGEN will return to the other Party all of the other Party's documents, work papers, and other materials (including copies) relating to the transactions contemplated in this Agreement, whether obtained before or after execution of this Agreement. EXCALIBER and VISTAGEN will not use any information so obtained from the other Party for any purpose and will take all reasonable steps to have such other Party's information kept confidential.

9. SURVIVAL/CAP.

No representations and warranties except (i) as specifically set forth in provisions contained herein which contemplate the performance of any agreement or covenant by any Party after the Closing, (ii) the obligations of all Parties pursuant to Section 2, and (iii) the obligations of all Parties pursuant to Section 6.11, and no agreements and covenants, contained in or made pursuant to this Agreement by any Party shall survive the Closing. No claims or causes of action shall be made or instituted by any Party from and after the Closing (i) based upon any representation or warranty, or (ii) based upon any agreement or covenant except for such agreement or covenant that shall have survived the Closing as described in the preceding sentence. In no event shall VISTAGEN be liable for more than the Merger Consideration for any claims made hereunder, if any.

10. GENERAL PROVISIONS.

10.1 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

10.2 Extension; Waiver. The Parties may (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

10.3 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by facsimile, electronic mail, or overnight courier (providing proof of delivery) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

if to VISTAGEN, to:
                   VistaGen Therapeutics, Inc.
                   384 Oyster Point Blvd., No. 8
                   South San Francisco, CA 94080
                   Attn: Shawn K. Singh, J.D., Chief Executive Officer
                   Fax: 650.244.9979
                   E-mail: ssingh@vistagen.com

if to EXCALIBER or Merger Sub, to:
                   Excaliber Enterprises , Ltd.
                   13834 W. Hoyt Road
                   Rathdrum, ID 83858
                   Attn: Stephanie Jones, President Fax: None
                   E-mail: steph@wildblue.net

10.4 Interpretation. When a reference is made in this Agreement to a section or exhibit, such reference shall be to a section of, or an exhibit to, this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

10.5 Entire Agreement; No Third-Party Beneficiaries. This Agreement and the other agreements referred to herein constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter of this Agreement. Except as expressly provided herein, this Agreement is not intended to confer upon any Person other than the Parties any rights or remedies.

10.6 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

10.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of the other Parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

10.8 Enforcement. The Parties agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal or state court located in the State of California, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the Parties (a) consents to submit itself to the personal jurisdiction of any court sitting in the State of California in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement to the extent such courts would have subject matter jurisdiction with respect to such dispute and (b) agrees that it will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court.

10.9 Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

10.10 Counterparts. This Agreement may be executed in one or more identical counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more such counterparts shall have been executed by each of the Parties and delivered to the other Parties. Delivery of a copy of this Agreement bearing an original signature by facsimile transmission, by electronic mail in "portable document format" (".pdf) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have caused their duly authorized officers to execute this Agreement as of the date first above written.

VISTAGEN THERAPEUTICS, INC.

By:                   /s/Shawn K. Singh
Name: Shawn K. Singh, J.D. Title:  Chief Executive Officer

By:                       /s/Franklin Rice
Name: Franklin Rice Title: Secretary

EXCALIBER ENTERPRISES, LTD.

By:                  /s/Stephanie Y. Jones
Name: Stephanie Y. Jones Title: Chief Executive Officer

By:                   /s/Matthew L. Jones
Name: Matthew L. Jones Title: Secretary

EXCALIBER MERGER SUBSIDIARY, INC.

By:                      /s/Shawn K. Singh
Name: Shawn K. Singh Title:  President and Secretary